Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 6, 2014, with respect to the consolidated financial statements of NorthStar Healthcare Income, Inc. and subsidiaries included in the Annual Report on Form 10-K for the year ended December 31, 2013 of NorthStar Healthcare Income, Inc., which is incorporated by reference in this Post-Effective Amendment No. 9 to the Registration Statement on Form S-11 (File No. 333-170802). We consent to the incorporation by reference of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
New York, New York
July 16, 2014